Exhibit 99.1

NEWS RELEASE

804 East Gate Drive, Suite 200, Mount Laurel, NJ 08054

for immediate release

inTEST Reports Fourth Quarter 2024 Revenue Grew 31%
and Operating Income Increased 87% Year-over-Year

●	Achieved record $36.6 million in revenue in fourth quarter; at high end of guidance range

●	Demonstrated effectiveness of market diversification strategy as improving back-end semi market helped offset weak front-end semi and slow industrial market

●	One-time acquisition inventory step-up expense[1] in fourth quarter negatively impacted margin by 430 basis points resulting in gross margin of 39.7%

●	Operating income grew 87% year-over-year to $2.1 million, or 5.7% of sales, in the fourth quarter

●	Net earnings increased 3% to $1.5 million; Adjusted EBITDA[2] increased to $4.4 million from $2.4 million in prior-year period, an 82% increase

●	Orders[3] improved 11% year-over-year and 9% sequentially to $30.7 million; backend semi business offset weakness in front-end with orders up 18% year-over-year; sequentially semi orders doubled

●	Generated $3.8 million in cash from operations in 2024; paid down $7.8 million in debt for the year

MT. LAUREL, NJ – March 7, 2025 -- inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets which include semiconductor (“semi”), industrial, automotive/EV, life sciences, defense/aerospace and security, today announced financial results for the fourth quarter and year ended December 31, 2024. Results include Alfamation S.p.A. (“acquisition” or “Alfamation”) from the date of the acquisition, which was March 12, 2024. Alfamation is included in the Electronic Test division.

Nick Grant, President and CEO, commented, “Our team delivered record revenue and strong operational results in the fourth quarter further validating the effectiveness of our market and customer diversification strategy as well as our focus on innovation. Growth in sales from our core business was driven by defense/aerospace, semi and life sciences and the benefit of $2 million in shipments that had been pushed out from the previous quarter. Automotive/EV sales grew from the addition of Alfamation. Excluding the one-time acquisition inventory step-up1 impact, our gross margin exceeded our guidance for both the quarter and the year. Net earnings in the fourth quarter benefited from volume and cost actions. Importantly, we continued to demonstrate positive cash generation, and we believe we have the financial strength and flexibility to further drive organic and inorganic growth.”

1In the fourth quarter, the Company refined and finalized the purchase price allocation for the Alfamation acquisition. Adjustments recorded included a $1.6 million increase in the cost of inventory acquired (“inventory step-up”), to reflect the fair value of work in process and finished goods as of the acquisition date. As the related inventory was sold in 2024, this increase was charged to cost of goods sold in the fourth quarter which negatively impacted gross margin for the period.
2Adjusted EBITDA is a non-GAAP financial measure. Further information can be found under “Non-GAAP Financial Measures.”  See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.
3Orders and backlog are key performance metrics. See “Key Performance Indicators” below for important disclosures regarding inTEST’s use of these metrics.

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inTEST Reports Fourth Quarter 2024 Revenue Grew 31% and Operating Income Increased 87% Year-over-Year

March 7, 2025

He added, “Given stubbornly soft end markets, we are being cautious with our outlook for 2025. Nonetheless, we have seen gradual improvements in some back-end semi applications, and we continue to see new opportunities in defense/aero. We also expect benefits from our continued geographic expansion initiatives with our new partner in Japan and our ongoing investments in Southeast Asia. To further cost reduction efforts and to better serve customers, we are planning to consolidate the Netherlands-based operations of our Videology image capture business into our Mansfield, MA, facility which already houses our U.S. Videology operations. As a result, we are expecting approximately $0.6 million of restructuring costs to be recognized throughout 2025 that should result in annualized savings of approximately $0.5 million beginning in 2026. We continue to execute on our strategy to organically grow inTEST as we navigate the persistent weakness across our end markets.”

Fourth Quarter 2024 Review (see revenue by market and by segments in accompanying tables)

	Three Months Ended
($ in 000s)			Change			Change
	12/31/2024	12/31/2023	$	%	9/30/2024	$	%
Revenue	$36,603	$27,884	$8,719	31.3%	$30,272	$6,331	20.9%
Gross profit	$14,539	$12,449	$2,090	16.8%	$14,012	$527	3.8%
Gross margin	39.7%	44.6%			46.3%
Operating expenses (incl. intangible amort.)	$12,460	$11,340	$1,120	9.9%	$13,525	$(1,065)	-7.9%
Operating income	$2,079	$1,109	$970	87.5%	$487	$1,592	326.9%
Operating margin	5.7%	4.0%			1.6%
Net earnings	$1,504	$1,455	$49	3.4%	$495	$1,009	203.8%
Net margin	4.1%	5.2%			1.6%
Earnings per diluted share (“EPS”)	$0.12	$0.12	-	-	$0.04	$0.08	200.0%
Adjusted net earnings (Non-GAAP)[4]	$2,782	$1,910	$872	45.7%	$1,216	$1,566	128.8%
Adjusted EPS (Non-GAAP)[4]	$0.23	$0.16	$0.07	43.8%	$0.10	$0.13	130.0%
Adjusted EBITDA (Non-GAAP)[4]	$4,412	$2,418	$1,994	82.5%	$2,441	$1,971	80.7%
Adjusted EBITDA margin (Non-GAAP)[4]	12.1%	8.7%			8.1%

Sequentially, revenue was up $6.3 million. Revenue from auto/EV, defense/aerospace, and security markets increased compared with the trailing third quarter. Also of note, there was a modest improvement in the semi market based on timing of front-end shipments out of backlog and improving demand for the Company’s back-end solutions. These improvements more than offset the decline in the industrial market.

Sequentially, gross profit of $14.5 million increased on higher revenue despite the $1.6 million charge to cost of goods sold related to inventory step-up expense. Higher sales of back-end semi test equipment, battery and flying probe automated test systems as well as improved operating efficiencies across most businesses contributed to stronger gross profit. Gross margin of 39.7% included the negative 430 basis point impact from the inventory step-up. Operating income increased significantly from higher gross profit combined with cost actions taken during the year and an amortization credit of $0.8 million in the quarter.

4Adjusted net earnings, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

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inTEST Reports Fourth Quarter 2024 Revenue Grew 31% and Operating Income Increased 87% Year-over-Year

March 7, 2025

Year-over-year, fourth quarter revenue increased $8.7 million. Alfamation contributed $8.5 million in revenue. Auto/EV, defense/aerospace and semi were the primary markets behind the improved revenue, overcoming the decrease in the industrial market.

Year-over-year, gross margin contracted 490-basis points primarily due to the 430 basis points related to the inventory step-up charge. Operating expenses increased $1.1 million over the prior-year period reflecting the addition of Alfamation which added $1.5 million in costs. Alfamation operating expenses benefitted from the $0.8 million amortization credit in the current quarter. Overall, the increase in costs due to the addition of Alfamation were partially offset by cost reduction efforts and operational improvements. Total operating expenses declined to 34.0% of sales compared with 40.7% in the fourth quarter of 2023.

Net earnings for the quarter of $1.5 million, or $0.12 per diluted share, improved 3% and flat, respectively. Adjusted net earnings (Non-GAAP)5 grew to $2.8 million, or $0.23 adjusted EPS (Non-GAAP)5.

2024 Review (see revenue by market and by segments in accompanying tables)

	Years Ended
($ in 000s)			Change
	12/31/2024	12/31/2023	$	%
Revenue	$130,690	$123,302	$7,388	6.0%
Gross profit	$55,424	$56,978	$(1,554)	-2.7%
Gross margin	42.4%	46.2%
Operating expenses (incl. intangible amort.)	$52,030	$46,539	$5,491	11.8%
Operating income	$3,394	$10,439	$(7,045)	-67.5%
Operating margin	2.6%	8.5%
Net earnings	$2,891	$9,342	$(6,451)	-69.1%
Net margin	2.2%	7.6%
Earnings per diluted share (“EPS”)	$0.24	$0.79	$(0.55)	-69.6%
Adjusted net earnings (Non-GAAP)[5]	$6,214	$11,113	$(4,899)	-44.1%
Adjusted EPS (Non-GAAP)[5]	$0.51	$0.94	$(0.43)	-45.7%
Adjusted EBITDA (Non-GAAP)[5]	$10,818	$15,807	$(4,989)	-31.5%
Adjusted EBITDA margin (Non-GAAP)[5]	8.3%	12.8%

2024 revenue increased $7.4 million over 2023. Alfamation contributed $25.0 million in revenue primarily in auto/EV, more than offsetting the softness we saw in our core business, primarily driven by our semi markets. Gross margin contracted 380 basis points primarily due to higher fixed operating costs, increased direct labor as a result of Alfamation, and changes in product sales mix. In addition, the inventory step-up charge negatively impacted gross margin by 120 basis points. Operating expenses increased $5.5 million over 2023 reflecting $6.7 million in costs from the addition of Alfamation offset by cost reduction efforts and operational improvements.

Mr. Grant concluded, “While 2024 was challenging, it represents our third consecutive year of record revenue for inTEST since launching our 5-Point Strategy in 2021. We have made measurable progress since then by increasing exposure to our targeted markets, expanding our customer base and driving innovative solutions to better serve our customers. We have built a team that is driven to excel and evolved the culture of the organization to one with a sense of urgency for continuous improvement. We believe we have positioned the Company well to deliver long-term growth while maintaining the strong margin profile and cash generation for which inTEST is known.”

5Adjusted net earnings, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

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inTEST Reports Fourth Quarter 2024 Revenue Grew 31% and Operating Income Increased 87% Year-over-Year

March 7, 2025

Balance Sheet and Cash Flow Review

During the quarter, the Company generated $2.6 million in cash from operations. Cash and cash equivalents at the end of the fourth quarter of 2024 were $19.8 million, up $1.9 million from the end of the third quarter. During the quarter, the Company repaid approximately $1.1 million in debt. Capital expenditures were
$0.2 million in the fourth quarter of 2024, lower than previous quarters due to the timing of projects.

At quarter end, total debt was $15.0 million, down $1.1 million from September 30, 2024, which included the impact of the change in foreign exchange rates. At December 31, 2024, the Company had $30 million available under its delayed draw term loan facility and no borrowings under the $10 million revolving credit facility.

Fourth Quarter 2024 Orders and Backlog6 (see orders by market in accompanying tables)

	Three Months Ended
($ in 000s)			Change			Change
	12/31/2024	12/31/2023		%	9/30/2024		%
Orders	$30,669	$27,523	$3,146	11.4%	$28,054	$2,615	9.3%
Backlog (at quarter end)	$39,520	$40,130	$(610)	-1.5%	$45,454	$(5,934)	-13.1%

Fourth quarter orders of $30.7 million grew 11% versus the prior-year period, and improved 9%, or $2.6 million, compared with the third quarter of 2024. The year-over-year increase reflects strength in the semi, auto/EV and life sciences markets while orders slowed in defense/aerospace and industrial markets. Specifically, orders from semi increased $2.4 million as demand for back-end solutions more than offset the decline in demand from front-end semi, while demand from auto/EV grew $1.7 million primarily driven by $1.1 million in Alfamation orders and life sciences demand grew $1.5 million.

Sequentially, the 9% increase in orders was the result of higher demand from semi and life sciences which more than offset weakness in auto/EV, security and other markets. Alfamation contributed $1.2 million in orders in the fourth quarter reflecting a slowing in their run-rate and amid auto/EV market softness.

Backlog at December 31, 2024, was $39.5 million and included $7.4 million of backlog associated with Alfamation. Approximately 50% of the backlog is expected to ship beyond the first quarter of 2025.

First Quarter and Full Year 2025 Outlook

Given the Company’s cautious outlook for 2025, inTEST expects full year 2025 revenue to be approximately
$125 million to $135 million and expect profitability to gradually improve throughout the year. Amortization expense for 2025 is expected to be $3.4 million. The effective tax rate for the year is expected to be approximately 18%. Capital expenditures for 2025 are planned to be approximately 1% to 2% of revenue.

First quarter 2025 revenue is forecasted to be $27 million to $29 million with gross margin of approximately 41% and operating expenses of $13.6 million to $14.0 million, which excludes approximately $0.2 million in Videology related restructuring expenses and reflects the typical higher levels in the first quarter. The Company’s expectations for the quarter reflect recent customer delivery pushouts of orders in backlog to the latter half of the year as well as the slowing receipt of orders due to the uncertainty in end markets as a result of recent and impending tariffs.

6Orders and backlog are key performance metrics. See “Key Performance Indicators” below for important disclosures regarding inTEST’s use of these metrics.

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inTEST Reports Fourth Quarter 2024 Revenue Grew 31% and Operating Income Increased 87% Year-over-Year

March 7, 2025

The foregoing guidance is based on management’s current views with respect to operating and market conditions and customers’ forecasts. It also assumes macroeconomic conditions remain unchanged through the end of the year. Actual results may differ materially from what is provided here today as a result of, among other things, the factors described under “Forward-Looking Statements” below.

Conference Call and Webcast

The Company will host a conference call and webcast today at 8:30 a.m. ET. During the conference call, management will review the financial and operating results and discuss inTEST’s corporate strategy and outlook. A question-and-answer session will follow. To listen to the live call, dial (201) 689-8263. In addition, the webcast and slide presentation may be found at intest.com/investor-relations.

A telephonic replay will be available from 12:30 p.m. ET on the day of the call through Friday, March 14, 2025. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13751127. The webcast replay can be accessed via the investor relations section of intest.com, where a transcript will also be posted once available.

About inTEST Corporation

inTEST Corporation is a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets including both the front-end and back-end of the semiconductor manufacturing industry, industrial, automotive/EV, life sciences, defense/aerospace, and security. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, and market expansion. For more information, visit https://www.intest.com/.

Non-GAAP Financial Measures

In addition to disclosing results that are determined in accordance with generally accepted accounting practices in the United States (“GAAP”), we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of adjusted net earnings, adjusted earnings per diluted share (“adjusted EPS”), adjusted EBITDA, and adjusted EBITDA margin.

Definition of Non-GAAP Measures

The Company defines these non-GAAP measures as follows:

─	Adjusted net earnings is derived by adding acquired intangible amortization and acquired inventory step-up expense adjusted for the related income tax expense (benefit), to net earnings.

─	Adjusted earnings per diluted share (“adjusted EPS”) is derived by dividing adjusted net earnings by diluted weighted average shares outstanding.

─

Adjusted EBITDA is derived by adding acquired intangible amortization, acquired inventory step-up expense, net interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings.

─	Adjusted EBITDA margin is derived by dividing adjusted EBITDA by revenue.

These results are provided as a complement to the results provided in accordance with GAAP. Adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization and inventory step-up charges as management believes this expense may not be indicative of our underlying operating performance. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures presented primarily as a measure of liquidity as they exclude non-cash charges for acquired intangible amortization, acquired inventory step-up, depreciation and stock-based compensation. In addition, adjusted EBITDA and adjusted EBITDA margin also exclude the impact of interest income or expense and income tax expense or benefit, as management believes these expenses may not be indicative of our underlying operating performance.

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inTEST Reports Fourth Quarter 2024 Revenue Grew 31% and Operating Income Increased 87% Year-over-Year

March 7, 2025

Management’s Use of Non-GAAP Measures

The non-GAAP financial measures presented in this press release are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. Reconciliations from net earnings and earnings per diluted share (EPS) to adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) and from net earnings and net margin to adjusted EBITDA and adjusted EBITDA margin, are contained in the tables below.

Limitations of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin

Each of our non-GAAP measures have limitations as analytical tools. They should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Limitations may include the cash portion of interest expense, income tax (benefit) provision, charges related to intangible asset amortization and stock-based compensation expense. These items could significantly affect our financial results.

Management believes these Non-GAAP financial measures are important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

Adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin are not alternatives to net earnings, earnings per diluted share or margin as calculated and presented in accordance with GAAP. As such, they should not be considered or relied upon as substitutes or alternatives for any such GAAP financial measure. We strongly urge you to review the reconciliations of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin along with our financial statements included elsewhere in this press release. We also strongly urge you not to rely on any single financial measure to evaluate our business. In addition, because adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin are not measures of financial performance under GAAP and are susceptible to varying calculations, the adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin measures as presented in this press release may differ from and may not be comparable to similarly titled measures used by other companies.

Key Performance Indicators

In addition to the foregoing non-GAAP measures, management uses orders and backlog as key performance metrics to analyze and measure the Company’s financial performance and results of operations. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent written communications received from customers requesting the Company to provide products and/or services. Backlog is calculated based on firm purchase orders we receive for which revenue has not yet been recognized. Management believes tracking orders and backlog are useful as it often is a leading indicator of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Given that each of orders and backlog are operational measures and that the Company’s methodology for calculating orders and backlog does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.

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inTEST Reports Fourth Quarter 2024 Revenue Grew 31% and Operating Income Increased 87% Year-over-Year

March 7, 2025

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management’s current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “appears,” “believe,” “continue,” “could,” “expects,” “guidance,” “may,” “outlook,” “will,” “should,” “plan,” “potential,” “forecasts,” “target,” “estimates,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its 5-Point Strategy, realize the potential benefits of acquisitions and successfully integrate any acquired operations, grow the Company’s presence in its key target and international markets, manage supply chain challenges, convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates; changes in the demand for semiconductors; access to capital and the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski
Chief Financial Officer and Treasurer	Alliance Advisors IR
Tel: (856) 505-8999	dpawlowski@allianceadvisors.com
Tel: (716) 843-3908

– FINANCIAL TABLES FOLLOW –

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inTEST Reports Fourth Quarter 2024 Revenue Grew 31% and Operating Income Increased 87% Year-over-Year

March 7, 2025

inTEST Corporation

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023

Revenue	$36,603	$27,884	$130,690	$123,302
Cost of revenue	22,064	15,435	75,266	66,324
Gross profit	14,539	12,449	55,424	56,978

Operating expenses:
Selling expense	4,402	4,194	17,378	17,605
Engineering and product development expense	2,166	1,929	8,548	7,618
General and administrative expense	5,892	5,217	26,104	21,316
Total operating expenses	12,460	11,340	52,030	46,539

Operating income	2,079	1,109	3,394	10,439
Interest expense	(234)	(153)	(846)	(679)
Other (expense) income	(43)	610	906	1,288

Earnings before income tax expense	1,802	1,566	3,454	11,048
Income tax expense	298	111	563	1,706

Net earnings	$1,504	$1,455	$2,891	$9,342

Earnings per common share - basic	$0.12	$0.12	$0.24	$0.82

Weighted average common shares outstanding - basic	12,156,931	11,962,679	12,151,913	11,461,399

Earnings per common share - diluted	$0.12	$0.12	$0.24	$0.79

Weighted average common shares and common share equivalents outstanding - diluted	12,216,344	12,122,099	12,239,158	11,779,912

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inTEST Reports Fourth Quarter 2024 Revenue Grew 31% and Operating Income Increased 87% Year-over-Year

March 7, 2025

inTEST Corporation

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,830	$45,260
Trade accounts receivable, net of allowance for credit losses of $423 and $474, respectively	29,495	18,175
Inventories	26,837	20,089
Prepaid expenses and other current assets	2,650	2,254
Total current assets	78,812	85,778
Property and equipment:
Machinery and equipment	9,162	7,118
Leasehold improvements	4,125	3,601
Gross property and equipment	13,287	10,719
Less: accumulated depreciation	(8,830)	(7,529)
Net property and equipment	4,457	3,190
Right-of-use assets, net	10,767	4,987
Goodwill	30,744	21,728
Intangible assets, net	26,376	16,596
Deferred tax assets	67	1,437
Restricted certificates of deposit	100	100
Other assets	965	1,013
Total assets	$152,288	$134,829

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$7,494	$4,100
Current portion of operating lease liabilities	1,989	1,923
Accounts payable	7,991	5,521
Accrued wages and benefits	5,420	4,156
Accrued professional fees	1,294	1,228
Customer deposits and deferred revenue	4,989	3,797
Accrued sales commissions	1,039	1,055
Domestic and foreign income taxes payable	-	1,038
Other current liabilities	1,732	1,481
Total current liabilities	31,948	24,299
Operating lease liabilities, net of current portion	9,021	3,499
Long-term debt, net of current portion	7,538	7,942
Contingent consideration	825	1,093
Deferred revenue, net of current portion	1,432	1,331
Other liabilities	1,734	384
Total liabilities	52,498	38,548
Commitments and Contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.01 par value; 20,000,000 shares authorized; 12,457,658 and 12,241,925 shares issued, respectively	124	122
Additional paid-in capital	57,658	54,450
Retained earnings	45,087	42,196
Accumulated other comprehensive earnings	(2,137)	414
Treasury stock, at cost; 79,382 and 75,758 shares, respectively	(942)	(901)
Total stockholders' equity	99,790	96,281
Total liabilities and stockholders' equity	$152,288	$134,829

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inTEST Reports Fourth Quarter 2024 Revenue Grew 31% and Operating Income Increased 87% Year-over-Year

March 7, 2025

inTEST Corporation

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Years Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$2,891	$9,342
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,392	4,683
Provision for excess and obsolete inventory	703	544
Foreign exchange (gain) loss	203	(9)
Amortization of deferred compensation related to stock-based awards	1,857	2,047
Discount on shares sold under Employee Stock Purchase Plan	24	31
Loss on disposal of property and equipment	25	11
Proceeds from sale of equipment, net of gain	169	167
Deferred income tax benefit	(1,508)	(1,157)
Adjustment to contingent consideration liability	(126)	(294)
Changes in assets and liabilities:
Trade accounts receivable	(5,505)	2,991
Inventories	4,903	2,027
Prepaid expenses and other current assets	903	(535)
Other assets	(30)	(686)
Operating lease liabilities	(1,649)	(1,712)
Accounts payable	(2,306)	(1,811)
Accrued wages and benefits	42	231
Accrued professional fees	72	339
Customer deposits and deferred revenue	(1,389)	(759)
Accrued sales commissions	7	(421)
Domestic and foreign income taxes payable	(1,369)	(371)
Other current liabilities	(74)	231
Deferred revenue, net of current portion	(16)	1,331
Other liabilities	602	(17)
Net cash provided by operating activities	3,821	16,203
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	(18,727)	-
Purchase of property and equipment	(1,324)	(1,291)
Net cash used in investing activities	(20,051)	(1,291)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from public offering of common stock	-	19,244
Repurchases of common stock	(1,042)	-
Repayments of short-term borrowings	(152)	-
Repayments of long-term debt	(7,689)	(4,100)
Proceeds from stock options exercised	145	978
Proceeds from shares sold under Employee Stock Purchase Plan	138	174
Settlement of employee tax liabilities in connection with treasury stock transaction	(41)	(687)
Net cash (used in) provided by financing activities	(8,641)	15,609
Effects of exchange rates on cash	(559)	163
Net cash (used in) provided by all activities	(25,430)	30,684
Cash, cash equivalents and restricted cash at beginning of period	45,260	14,576
Cash and cash equivalents at end of period	$19,830	$45,260
Cash payments for:
Domestic and foreign income taxes	$3,072	$3,240
Details of acquisition:
Fair value of assets acquired, net of cash	$37,472
Liabilities assumed	(26,542)
Stock issued	(2,086)
Goodwill resulting from acquisition	9,883
Net cash paid for acquisition	$18,727

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inTEST Reports Fourth Quarter 2024 Revenue Grew 31% and Operating Income Increased 87% Year-over-Year

March 7, 2025

inTEST Corporation

Revenue by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
					Change				Change
	12/31/2024		12/31/2023		$	%	9/30/2024		$	%
Revenue
Semi	$12,207	33.3%	$10,743	38.5%	$1,464	13.6%	$11,410	37.6%	$797	7.0%
Industrial	2,246	6.1%	5,911	21.2%	(3,665)	-62.0%	3,534	11.7%	(1,288)	-36.4%
Auto/EV	11,928	32.6%	3,981	14.3%	7,947	199.6%	6,250	20.6%	5,678	90.8%
Life Sciences	1,231	3.4%	878	3.1%	353	40.2%	1,322	4.4%	(91)	-6.9%
Defense/Aerospace	5,157	14.1%	2,416	8.7%	2,741	113.5%	3,239	10.7%	1,918	59.2%
Security	947	2.6%	819	3.0%	128	15.6%	666	2.2%	281	42.2%
Other	2,887	7.9%	3,136	11.2%	(249)	-7.9%	3,851	12.7%	(964)	-25.0%
	$36,603	100.0%	$27,884	100.0%	$8,719	31.3%	$30,272	100.0%	$6,331	20.9%

($ in 000s)	Years Ended
					Change
	12/31/2024		12/31/2023		$	%
Revenue
Semi	$48,708	37.3%	$65,735	53.3%	$(17,027)	-25.9%
Industrial	13,382	10.2%	14,310	11.6%	(928)	-6.5%
Auto/EV	32,871	25.2%	9,895	8.0%	22,976	232.2%
Life Sciences	5,400	4.1%	4,856	3.9%	544	11.2%
Defense/Aerospace	15,317	11.7%	12,537	10.2%	2,780	22.2%
Security	2,946	2.3%	3,688	3.0%	(742)	-20.1%
Other	12,066	9.2%	12,281	10.0%	(216)	-1.8%
	$130,690	100.0%	$123,302	100.0%	$7,388	6.0%

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inTEST Reports Fourth Quarter 2024 Revenue Grew 31% and Operating Income Increased 87% Year-over-Year

March 7, 2025

inTEST Corporation

Orders by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
					Change				Change
	12/31/2024		12/31/2023		$	%	9/30/2024		$	%
Orders
Semi	$15,647	51.0%	$13,295	48.3%	$2,352	17.7%	$7,648	27.2%	$7,999	104.6%
Industrial	2,450	8.0%	3,445	12.5%	(995)	-28.9%	2,237	8.0%	213	9.5%
Auto/EV	3,487	11.4%	1,822	6.6%	1,665	91.4%	7,141	25.5%	(3,654)	-51.2%
Life Sciences	2,346	7.6%	877	3.2%	1,469	167.5%	534	1.9%	1,812	339.3%
Defense/Aerospace	3,896	12.7%	5,161	18.8%	(1,265)	-24.5%	4,470	15.9%	(574)	-12.8%
Security	54	0.2%	65	0.2%	(11)	-16.9%	1,062	3.8%	(1,008)	-94.9%
Other	2,789	9.1%	2,858	10.4%	(69)	-2.4%	4,962	17.7%	(2,173)	-43.8%
	$30,669	100.0%	$27,523	100.0%	$3,146	11.4%	$28,054	100.0%	$2,615	9.3%

($ in 000s)	Years Ended
					Change
	12/31/2024		12/31/2023		$	%
Orders
Semi	$44,574	41.4%	$59,297	50.9%	$(14,723)	-24.8%
Industrial	11,265	10.5%	14,980	12.8%	(3,715)	-24.8%
Auto/EV	19,390	18.0%	10,193	8.7%	9,197	90.2%
Life Sciences	4,603	4.3%	4,353	3.7%	250	5.7%
Defense/Aerospace	13,715	12.7%	13,386	11.5%	329	2.5%
Security	1,237	1.1%	2,945	2.5%	(1,708)	-58.0%
Other	12,920	12.0%	11,478	9.9%	1,442	12.6%
	$107,704	100.0%	$116,632	100.0%	$(8,928)	-7.7%

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inTEST Reports Fourth Quarter 2024 Revenue Grew 31% and Operating Income Increased 87% Year-over-Year

March 7, 2025

inTEST Corporation

Segment Data

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2024
	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated

Revenue	$21,122	$7,063	$8,418	$-	$36,603
Cost of revenue	12,974	4,196	4,894	-	22,064
Other divisional costs	5,283	2,185	2,553	-	10,021
Division operating income	2,865	682	971	-	4,518
Acquired intangible amortization				109	109
Corporate Expenses				2,330	2,330
Operating income	2,865	682	971	(2,439)	2,079
Interest Expense				(234)	(234)
Other expense				(43)	(43)
Earnings before income tax expense	$2,865	$682	$971	$(2,716)	$1,802

	Three Months Ended December 31, 2023
	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated

Revenue	$8,105	$7,623	$12,156	$-	$27,884
Cost of revenue	3,749	4,810	6,876	-	15,435
Other divisional costs	2,654	2,219	3,098	-	7,971
Division operating income	1,702	594	2,182	-	4,478
Acquired intangible amortization				513	513
Corporate Expenses				2,856	2,856
Operating income	1,702	594	2,182	(3,369)	1,109
Interest Expense				(153)	(153)
Other income				610	610
Earnings before income tax expense	$1,702	$594	$2,182	$(2,912)	$1,566

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inTEST Reports Fourth Quarter 2024 Revenue Grew 31% and Operating Income Increased 87% Year-over-Year

March 7, 2025

inTEST Corporation

Segment Data

(In thousands)

(Unaudited)

	Year Ended December 31, 2024
	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated

Revenue	$63,878	$28,898	$37,914	$-	$130,690
Cost of revenue	35,843	17,780	21,643	-	75,266
Other divisional costs	19,303	9,002	11,299	-	39,604
Division operating income	8,732	2,116	4,972	-	15,820
Acquired intangible amortization				2,545	2,545
Corporate Expenses				9,881	9,881
Operating income	8,732	2,116	4,972	(12,426)	3,394
Interest Expense				(846)	(846)
Other income				906	906
Earnings before income tax expense	$8,732	$2,116	$4,972	$(12,366)	$3,454

	Year Ended December 31, 2023
	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated

Revenue	$41,016	$30,801	$51,485	$-	$123,302
Cost of revenue	18,076	18,631	29,617	-	66,324
Other divisional costs	12,751	9,097	12,324	-	34,172
Division operating income	10,189	3,073	9,544	-	22,806
Acquired intangible amortization				2,095	2,095
Corporate Expenses				10,272	10,272
Operating income	10,189	3,073	9,544	(12,367)	10,439
Interest Expense				(679)	(679)
Other income				1,288	1,288
Earnings before income tax expense	$10,189	$3,073	$9,544	$(11,758)	$11,048

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inTEST Reports Fourth Quarter 2024 Revenue Grew 31% and Operating Income Increased 87% Year-over-Year

March 7, 2025

inTEST Corporation

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share and percentage data)
(Unaudited)

Reconciliation of Net Earnings to Adjusted Net Earnings (Non-GAAP) and Earnings Per Diluted Share to Adjusted EPS (Non-GAAP):

	Three Months Ended
	12/31/2024	12/31/2023	9/30/2024

Net earnings	$1,504	$1,455	$495
Acquired intangible amortization	109	513	944
Acquired inventory step-up	1,570	-	-
Tax effect of adjusting items	(401)	(58)	(223)
Adjusted net earnings (Non-GAAP)	$2,782	$1,910	$1,216

Diluted weighted average shares outstanding	12,216	12,122	12,252
Earnings per diluted share:
Net earnings	$0.12	$0.12	$0.04
Acquired intangible amortization	0.01	0.04	0.08
Acquired inventory step-up	0.13	-	-
Tax effect of adjusting items	(0.03)	-	(0.02)
Adjusted EPS (Non-GAAP)	$0.23	$0.16	$0.10

	Years Ended
	12/31/2024	12/31/2023

Net earnings	$2,891	$9,342
Acquired intangible amortization	2,545	2,095
Acquired inventory step-up	1,570	-
Tax effect of adjusting items	(792)	(324)
Adjusted net earnings (Non-GAAP)	$6,214	$11,113

Diluted weighted average shares outstanding	12,239	11,780
Earnings per diluted share:
Net earnings	$0.24	$0.79
Acquired intangible amortization	0.21	0.18
Acquired inventory step-up	0.13	-
Tax effect of adjusting items	(0.07)	(0.03)
Adjusted EPS (Non-GAAP)	$0.51	$0.94

-MORE-

inTEST Reports Fourth Quarter 2024 Revenue Grew 31% and Operating Income Increased 87% Year-over-Year

March 7, 2025

Reconciliation of Net Earnings and Net Margin to Adjusted EBITDA (Non-GAAP) and Adjusted EBITDA Margin (Non-GAAP):

	Three Months Ended
	12/31/2024	12/31/2023	9/30/2024

Net earnings	$1,504	$1,455	$495
Acquired intangible amortization	109	513	944
Acquired inventory step-up	1,570	-	-
Net interest expense (income)	109	(340)	36
Income tax expense	298	111	74
Depreciation	415	255	355
Stock-based compensation	407	424	537
Adjusted EBITDA (Non-GAAP)	$4,412	$2,418	$2,441
Revenue	36,603	27,884	30,272
Net margin	4.1%	5.2%	1.6%
Adjusted EBITDA margin (Non-GAAP)	12.1%	8.7%	8.1%

	Years Ended
	12/31/2024	12/31/2023

Net earnings	$2,891	$9,342
Acquired intangible amortization	2,545	2,095
Acquired inventory step-up	1,570	-
Net interest income	(7)	(404)
Income tax expense	563	1,706
Depreciation	1,399	1,021
Stock-based compensation	1,857	2,047
Adjusted EBITDA (Non-GAAP)	$10,818	$15,807
Revenue	130,690	123,302
Net margin	2.2%	7.6%
Adjusted EBITDA margin (Non-GAAP)	8.3%	12.8%

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